Exhibit8.2

[FORM OF MASSACHUSETTS TAX OPINION]

_______________, 2006

Chicopee Bancorp, Inc.

Chicopee Savings Bank

70 Center Street

Chicopee, Massachusetts 01013

Ladies and Gentlemen:

You have requested our opinion regarding certain Massachusetts income tax consequences of the conversion of Chicopee Savings Bank (“Chicopee Savings Bank”) from a Massachusetts chartered mutual savings bank to a Massachusetts chartered stock savings bank (the “Converted Bank”) and the acquisition of the Converted Bank’s capital stock by Chicopee Bancorp, Inc., a Massachusetts corporation (“Chicopee Bancorp”), pursuant to the Plan of Conversion initially adopted by the Board of Directors on October 27, 2005 and amended and restated on January 9, 2006 (the “Plan”).

In connection therewith, we have examined the Plan and certain other documents of or relating to the conversion, some of which are described or referred to in the Plan and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied on the opinions of Muldoon Murphy & Aguggia LLP related to the Federal tax consequences of the proposed conversion (the “Federal Tax Opinion”), without undertaking to verify the same by independent investigation.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

Additionally, the discussions and conclusions set forth below are based on Massachusetts General Law (the “MGL”), the regulations promulgated thereunder and existing administrative and judicial interpretations thereof as of the date of this letter, all of which are subject to change.

Chicopee Bancorp, Inc.

Chicopee Savings Bank

_______________, 2006

Our opinions are not binding on the Massachusetts Department of Revenue (the “Department”) and the Department may disagree with the opinions contained herein. Although we believe our opinion will be sustained if challenged, there can be no assurances to this effect. Because the opinions expressed herein are based upon current tax law, future changes in Massachusetts tax laws, regulations, rulings or case law may affect the tax consequences relating to the Plan. However, we have no responsibility to update this opinion for events, transactions or circumstances occurring after the date of this letter.

STATEMENT OF FACTS/DESCRIPTION OF THE PROPOSED TRANSACTIONS

The Plan provides for the conversion of Chicopee Savings Bank, a Massachusetts-chartered mutual savings bank into a capital stock form of organization (the “Conversion”). Following the Conversion, all of the capital stock of the Converted Bank will be held by Chicopee Bancorp and Chicopee Bancorp will issue and sell its capital stock (the “Conversion Stock”) upon the terms and conditions set forth in the Plan. The purpose of the Conversion is to provide the Converted Bank and Chicopee Bancorp with greater operating flexibility and capital resources to respond to changing regulatory and market conditions, and to facilitate corporate transactions, including mergers and acquisitions.

The Board of Trustees of Chicopee Savings Bank believe that the Conversion and the issuance and sale of capital stock by Chicopee Bancorp pursuant to the Plan are in the best interests of Chicopee Savings Bank and Chicopee Bancorp, as well as in the best interests of Chicopee Savings Bank’s depositors. Accordingly, the following transactions will occur in the Conversion pursuant to the Plan:

1.	Chicopee Savings Bank will take the appropriate steps to cause its Charter and Bylaws to be modified and restated to effect the Conversion from a mutual savings bank form to a capital stock form.

2.	The Board of Directors of the Converted Bank will cause to be formed Chicopee Bancorp for the purpose of holding all of the capital stock of the Bank and to facilitate the Conversion.

3.	Subscription Rights (“Subscription Rights”) to purchase shares of the common stock of Chicopee Bancorp (“Conversion Stock”) will be issued without payment therefor to Eligible Account Holders, Supplemental Eligible Account Holders and Tax-Qualified Employee Plans (as such persons are defined in the Plan). In addition, Subscription Rights will be issued to Directors, Trustees, Officers and Employees of Chicopee Bancorp and the Converted Bank pursuant to the Plan.

Chicopee Bancorp, Inc.

Chicopee Savings Bank

_______________, 2006

4.	Upon the effective date of the Conversion, Chicopee Bancorp will sell shares of Conversion Stock in a subscription offering (the “Subscription Offering”) in order of priority to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Employee Plans and Directors, Trustees, Officers and Employees of Chicopee Bancorp and the Converted Bank. Any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold to the public through a Direct Community Offering (as defined in the Plan), a Syndicated Community Offering (as defined in the Plan), and/or a Public Offering (as defined in the Plan) as determined by the Board of Directors of Chicopee Bancorp in its sole discretion. Collectively, the Subscription Offering, the Direct Community Offering, the Syndicated Community Offering and the Public Offering are referred to herein as the Offerings.

5.	Chicopee Bancorp will contribute to the Converted Bank no less than 50 percent of the net proceeds received by Chicopee Bancorp in the Offerings (the “Contributed Offering Proceeds”) in exchange for 100 percent of the Converted Bank’s Common Stock.

The Liquidation Account will be established for the benefit of the Eligible and Supplemental Eligible Account Holders who maintain Deposit Accounts (as defined in the Plan) in the Converted Bank. The Liquidation Account balance will initially be an amount equal to 100 percent of Chicopee Savings Bank’s net worth as of the date of the latest statement of financial condition contained in the final prospectus utilized in the Conversion. Each Eligible and Supplemental Eligible Account Holder will have an undivided interest in the Liquidation Account balance (referred to as a “subaccount balance”). The proportionate interest of an Eligible or Supplemental Eligible Account Holder in the Liquidation Account will never increase, but will, however, decrease to reflect subsequent withdrawals from the Deposit Account of such Eligible or Supplemental Eligible Account Holders. In the sole event of a complete liquidation of the Converted Bank, each Eligible and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution from the Liquidation Account in the amount of their then current interest before any liquidation distribution may be made with respect to the capital stock of the Converted Bank.

Each Deposit Account in Chicopee Savings Bank at the time of the consummation of the Conversion will become a Deposit Account in the Converted Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock purchased in the Offerings) and subject to the same terms and conditions (except as to liquidation rights) as such Deposit Account in Chicopee Savings Bank had immediately preceding consummation of the Conversion.

Chicopee Bancorp, Inc.

Chicopee Savings Bank

_______________, 2006

MULDOON MURPHY & AGUGGIA LLP FEDERAL OPINION

Muldoon Murphy & Aguggia LLP has provided an opinion that addresses the material federal income tax consequences of the Conversion and reorganization. The opinion, which relies upon standard factual representations given by Chicopee Savings Bank, concluded, as follows:

1.	the conversion of Chicopee Savings Bank from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code (the “Code”) (see Rev. Rul. 80-105, 1980-1 C.B. 78), and no gain or loss will be recognized by account holders and no gain or loss will be recognized by Chicopee Savings Bank by reason of such conversion;

2.	no gain or loss will be recognized by Chicopee Bancorp upon the sale of shares of common stock in the Offering (Section 1032(a) of the Code);

3.	no gain or loss will be recognized by account holders of Chicopee Savings Bank upon the issuance to them of accounts in Chicopee Savings Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at Chicopee Savings Bank in its mutual form plus interests in the liquidation account in Chicopee Savings Bank (Section 354(a) of the Code);

4.	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Chicopee Bancorp to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Employees, Officers, Trustees and Corporators is zero (the “Subscription Right”) and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Employees, Officers, Trustees and Corporators upon the issuance to them of the Subscription Rights (Section 356(a) of the Code) or upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182);

5.	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the Offering (Section 1012 of the Code); and

Chicopee Bancorp, Inc.

Chicopee Savings Bank

_______________, 2006

6.	the holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of the purchase (Section 1223(6) of the Code).

DISCUSSION RELATED TO MASSACHUSETTS EXCISE TAX CONSEQUENCES

Chicopee Savings Bank is subject to the Massachusetts financial institution excise tax under MGL chapter 63, Sections 1, 2, 2A and 7. At the effective time of the Conversion, Chicopee Bancorp and the Converted Bank will be subject to same.

MGL c. 63 §2 provides that “[e]very financial institution engaged in business in the commonwealth shall pay, on account of each taxable year, an excise measured by its net income determined to be taxable under Section two A...” MGL c. 63, §1 defines “net income” for the purposes of Section 2 as “gross income, other than ninety-five percent of dividends received in any taxable year beginning on or after January first, nineteen hundred and ninety-nine from or on account of the ownership of any class of stock if the financial institution owns fifteen percent or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. The term ‘dividends received’ shall be treated in the same manner as under the Code, as amended and in effect for the taxable year. For purposes of this section, any dividend received from a real estate investment trust, as provided in sections 856 to 859, inclusive, of the Code, for the taxable year of the trust in which the dividend is paid, shall not be treated as a dividend. For taxable years beginning on or after January first, nineteen hundred and ninety-nine, the provisions of section two hundred and ninety-one of said Code shall not apply; and the provisions of section one hundred and seventy-one (a)(2) and two hundred and sixty-five of said Code shall only apply to the extent that the income to which the deductions relate is excludable from gross income.”

MGL c 63 §1 provides the term “financial institution” includes “any bank, banking association, trust company, federal or state savings and loan association…. whether of issue or not, existing by authority of the United States, or any state, or a foreign country or any law of the Commonwealth.” The term “financial institution” also includes a bank holding company and any subsidiary corporation or corporate trust which participates with it in the filing of a consolidated federal tax return and certain corporations subject to supervision by the Massachusetts division of banks or any corporation in substantial competition with financial institutions that derives more than 50 percent of its gross income, excluding non-recurring, extraordinary items, from loan origination, lending or credit card activities. Financial institutions are subject to the tax rates at MGL c. 63, §2.

Chicopee Bancorp, Inc.

Chicopee Savings Bank

_______________, 2006

Accordingly, based upon the facts and representations stated herein and the existing law, it is the opinion of Wolf & Company, P.C. regarding the Massachusetts excise tax effect of the planned Conversion that:

1.	No gain or loss shall be recognized by Chicopee Savings Bank, the Converted Bank or Chicopee Bancorp on the receipt by the Converted Bank of the Contributed Offering Proceeds from Chicopee Bancorp in exchange for common stock of the Converted Bank or by Chicopee Bancorp upon the receipt of cash in the Offerings in exchange for shares of Conversion Stock (Massachusetts Letter Rulings 83-61 and 84-11, Section 1032(a) of the Code).

2.	Provided that the amount to be paid for the Conversion Stock pursuant to the Subscription Rights is equal to the fair market value of Chicopee Bancorp Common Stock, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and other persons described in the Plan who will receive Subscription Rights upon the distribution to them of the Subscription Rights to purchase shares of Conversion Stock (Section 354(a) and Massachusetts Letter Rulings 83-61 and 84-11); nor will they realize any taxable gain or loss as a result of the exercise of the Subscription Rights (Massachusetts Letter Rulings 83-61 and 84-11).

3.	The basis of the common stock to its stockholders will be the purchase price thereof plus the fair market value, if any, of the Subscription Rights (Section 1012 of the Code and Massachusetts Letter Rulings 84-11 and 83-61). Accordingly, assuming the Subscription Rights have no value, the basis of the common stock will be the amount paid therefor. The holding period of the common stock purchased pursuant to the exercise of Subscription Rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code and Massachusetts Letter Ruling 84-11 and 83-61).

4.	For purposes of Massachusetts General Laws, chapter 63, sections 1 and 2, no gross income, gain or loss will be recognized by Chicopee Savings Bank, the Converted Bank or Chicopee Bancorp as a result of the transactions contemplated by the Plan.

Our opinion under paragraph (2) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of Subscription Rights. Our opinion under paragraphs (2) and (3) above assumes that the Subscription Rights to purchase shares of Common Stock have a fair market value of zero. We express no view regarding the valuation of the Subscription Rights.

Chicopee Bancorp, Inc.

Chicopee Savings Bank

_______________, 2006

If the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Converted Bank may be taxable on the distribution of the Subscription Rights.

CONCLUSION

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, Federal, state, or local tax aspect of these transactions. This opinion is not binding upon any tax authority including the Massachusetts Department of Revenue or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority.

In rendering our opinions we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, Massachusetts General Laws and the regulations, judicial and administrative interpretations thereof, all as of the date of this letter.

However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and, therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.

This opinion is given solely for the benefit of Chicopee Savings Bank, Chicopee Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders, and other persons described in the Plan who will receive Subscription Rights, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We hereby consent to the filing of the opinion as an exhibit to the Application for Conversion filed with the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation, as an exhibit to the Bank Holding Company Application filed with the Federal Reserve Board and as an exhibit to the registration statement on Form S-l as filed with the Securities and Exchange Commission, all filed in connection with the Conversion. We also consent to the references to our firm in the prospectus contained in the Application and Form S-l under the captions “The Conversion – Material Income Tax Consequences” and “Legal and Tax Opinions.”

Very truly yours,

Wolf & Company, P.C.